Exhibit 99.1

 Cimarex Announces Fourth-Quarter Production Volumes, Year-end Proved Reserves,
                  2008 Guidance and Provides Operations Update

    DENVER, Feb. 7 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that fourth-quarter 2007 oil and gas production volumes averaged
471.1 million cubic feet equivalent per day (MMcfe/d), up 7% from the fourth-quarter 2006 average of 440.9 MMcfe/d.

    Reflecting positive results from new horizontal oil wells in southeast New Mexico and West Texas, fourth-quarter oil production grew 17% to an average of 21,680 barrels per day. Gas production in the latest quarter averaged 341.1 million cubic feet per day (MMcf/d), an increase of 4% from the fourth-quarter 2006 average of 329.4 MMcf/d.

    Fourth-quarter 2007 prices are expected to be in the range of $7.65 to $7.75 per thousand cubic feet of gas and $87.85 to $88.35 per barrel of oil. Gas price realizations benefited from strong prices for natural gas liquids.

    Full-year 2007 oil and gas production volumes grew to 451 MMcfe/d from 449 MMcfe/d in 2006. Oil production increased 14% to 20,399 barrels per day and gas production decreased four percent to 328.6 MMcf per day. The decline in gas volumes resulted primarily from decreased investment in the Gulf of Mexico and property sales. The increase in oil volumes is principally a result of successful exploration and development drilling in the Permian Basin.

    Proved Reserves
    Year-end 2007 proved reserves totaled 1.472 trillion cubic feet equivalent
(Tcfe), up from 1.449 Tcfe at year-end 2006. After adjusting for 123 billion cubic feet equivalent (Bcfe) associated with 2007 property sales, proved reserves increased 11% over year-end 2006. Proved reserves are 76% gas and 79% proved developed.

    Reserve additions totaled 311 Bcfe and replaced 189% of 2007 production. Reserves added by drilling and revisions totaled 300 Bcfe and replaced 182% of production.

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                                                December 31, 2007
                                     --------------------------------------
                                         Gas            Oil          Total
                                     --------       --------       --------
                                        (Bcf)         (MBbl)         (Bcfe)
    Total proved
    reserves

    Beginning of year                1,090.4         59,797        1,449.2
      Revisions of
       previous estimates               50.0          1,251           57.5
      Extensions and
       discoveries                     162.1         13,361          242.3
      Purchase of reserves              10.6             99           11.2

      Production                      (119.9)        (7,446)        (164.6)
                                     --------       --------       --------


      Sales of properties              (70.5)        (8,812)        (123.4)

      End of year                    1,122.7         58,250        1,472.2

    Proved developed
    reserves                          848 .0         51,497        1,157.0


    2007 Capital Expenditures                                   ($ millions)

    Acquisition of properties                                        $40.9
    Exploration and development                                      982.5
                                                                  --------
    Total oil and gas expenditures                                $1,023.4

    2008 Guidance
    Cimarex's exploration and development (E&D) capital expenditures for 2008 are projected to range from $1.1-$1.3 billion. The actual amount invested will be highly dependent on commodity prices and rig rates.

                                  2008 E&D
    ($ in millions)               Estimate                  2007 E&D
                             ---------------            --------------
    Mid-Continent              $520      44%              $385     39%
    Permian                     450      38%               368     37%
    Gulf Coast/GOM              180      15%               225     23%
    Western/Other                30       3%                 5      1%
                             ---------------            --------------
                             $1,200     100%              $983    100%

    First-quarter 2008 production is projected to range between 458-468 MMcfe/d which excludes approximately 11 MMcfe/d for the Spraberry and Gulf of Mexico Main Pass property sales. Full-year 2008 production is projected to be in the range of 465-485 MMcfe/d, or a 5-10% increase over 2007 after adjusting for property sales.

    Exploration and Development Activity
    Cimarex drilled 452 gross (281 net) wells during 2007, completing 91% as producers. Exploration and development (E&D) capital investment for 2007 totaled approximately $983 million focused on oil and gas plays principally located in the Mid-Continent, Permian Basin and Gulf Coast areas of the United States. Drilling activity remains active with 31 operated rigs currently running.

    Mid-Continent
    Cimarex drilled 237 gross (134 net) wells in the Mid-Continent region during 2007, completing 95% as producers. Mid-Continent drilling investment of $385 million accounted for 39% of total E&D capital. Fourth-quarter 2007 Mid-Continent production volumes averaged 209.2 MMcfe/d, an increase of 13% over fourth-quarter 2006.

    Texas Panhandle Granite Wash drilling totaled 106 gross (75 net) wells with 99% completed as producers. Notable wells commencing production during the fourth quarter include the Earp 60 (100% working interest) at 4.3 MMcfe/d, Hobart Ranch 68-22 (100% working interest) at 3.9 MMcfe/d, Webb 194-6 (35% working interest) at 2.4 MMcfe/d and Byrum 4-20 (75% working interest) at 2.2 MMcfe/d.

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    Anadarko Basin and Southern Oklahoma drilling totaled 95 gross (29 net)
wells with 89% being completed as producers. Wells in this area recently commencing production include the Cassell C 3-7 (l00% working interest) at 2.8 MMcfe/d, Pickett B 3-18 (80% working interest) at 2.2 MMcfe/d and Cook Unit 3-12 (100% working interest) at 1.8 MMcfe/d.

    Fourteen operated rigs are currently drilling in the Mid-Continent region, including nine in the Texas Panhandle.

    Permian Basin
    Permian Basin drilling for 2007 totaled 172 gross (118 net) wells, 91% of which were completed as producers. Full-year 2007 drilling investment in this area totaled $368 million, or 37% of total E&D capital. Fourth-quarter 2007 Permian Basin production volumes averaged 151.4 MMcfe/d, a 14% increase over the fourth quarter of 2006. Oil production in the fourth quarter of 2007 reached a new record high 10,261 barrels per day, 19% greater than the fourth quarter of 2006. Increased oil production is a result of successful horizontal drilling programs in southeast New Mexico and West Texas.

    Southeast New Mexico 2007 drilling totaled 67 gross (48 net) wells with 84% being completed as producers. Recent wells brought on production in southeast New Mexico include the Pyramid 1H (80% working interest) at 180 barrels of oil per day, Glenwood 28 Fed 1 (55% working interest) at 1.2 MMcfe/d and the Mescalero 30 Fed 6 (50% working interest) at 1.5 MMcfe/d.

    A total of 28 gross (19 net) wells were drilled in West Texas, of which 93% were successful. In Ward and Reeves Counties drilling totaled 16 gross (9.5 net) horizontal wells in the Third Bone Spring formation.

    Cimarex has 15 operated rigs drilling in the Permian Basin, including nine in southeast New Mexico and six in West Texas.

    Gulf Coast/Gulf of Mexico
    Cimarex drilled 42 gross (29 net) Gulf Coast wells in 2007, completing 71% as producers. Gulf Coast capital investment of $175 million accounted for 18% of total E&D expenditures. Fourth-quarter 2007 Gulf Coast production volumes averaged 74.3 MMcfe/d, an increase of 9% from fourth-quarter 2006 volumes of
68.5 MMcfe/d. Fluctuations in Gulf Coast volumes reflect the timing of production additions from new wells relative to natural reservoir declines.

    Full-year 2007 Yegua/Cook Mountain drilling in Liberty and Hardin Counties, Texas totaled 19 gross (16 net) wells with a 79% success rate. Wells recently commencing production include the Sharon Crissey 1 (70% working interest) at
10.4 MMcfe/d, Willis Estate 5 (47% working interest) at 8.2 MMcfe/d and Blackstone Rock Creek 2 (100% working interest) at 5.1 MMcfe/d.

    The Gulf of Mexico Main Pass operated property sale closed in late December 2007. Offshore production volumes averaged 30.9 MMcfe/d, as compared to 46.1 MMcfe/d in the fourth quarter of 2006. Decline in offshore production is a result of an inactive drilling program, natural reservoir decline and the sale of operated Main Pass properties. Offshore E&D capital expenditure for 2007 totaled $50 million, or 5% of total E&D investment, which was primarily spent on development and hookup of previous Main Pass discoveries.

    Cimarex has two operated rigs drilling onshore along the Texas Gulf Coast.

    Cimarex will release its fourth-quarter 2007 financial results on Wednesday, February 20, 2008 before the market opens and will host a follow-up conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial 888-603-6873 and reference call ID # 31106767 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 800-642-1687 and by using the conference ID # 31106767. The listen-only web cast of the call will be accessible via http://www.cimarex.com.

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    About Cimarex Energy
    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.